UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 22, 2011

FEDERAL HOME LOAN MORTGAGE CORPORATION (Freddie Mac)
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-53330	52-0904874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8200 Jones Branch Drive, McLean, Virginia		22102-3110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-903-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

With the approval of the Federal Housing Finance Agency, as Conservator, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation) has entered into a proposed settlement with Taylor, Bean & Whitaker Mortgage Corp., or TBW, and the creditors’ committee appointed in the TBW bankruptcy proceeding to represent the interests of the unsecured trade creditors of TBW. The proposed settlement, which is discussed below, was filed with the Bankruptcy Court for the Middle District of Florida on June 22, 2011 and is subject to the court’s approval in connection with confirmation of TBW’s proposed plan of liquidation.

Under the terms of the proposed settlement, we will be granted an unsecured claim in the TBW bankruptcy estate in the amount of $1.022 billion, largely representing our claims to past and future loan repurchase exposures. We estimate that this claim will result in a distribution to us of approximately $40-45 million, which is less than the outstanding repurchase requests. This estimate is based on the plan of liquidation and disclosure statement filed with the court by TBW, which indicates that general unsecured creditors are likely to receive a distribution of 3.3 to 4.4 cents on the dollar. We will also be entitled to approximately $203 million on deposit in certain TBW bank accounts relating to our mortgage loans, $150 million of which we received on June 21, 2011 from the Federal Deposit Insurance Corporation as receiver of Colonial Bank. We will also receive certain other mortgage loan receipts estimated to be $6 million.

The proposed settlement provides for us to pay a total of $61 million to TBW and the trade creditors represented by the creditor’s committee in satisfaction of their potential claims against us, as follows: (i) Freddie Mac will assign its ownership rights to TBW for the approximately $53.5 million in loan receipts on deposit in one of TBW’s accounts, and will assign to the unsecured trade creditors the first $6.25 million that would otherwise be paid to Freddie Mac as part of its unsecured claim and (ii) Freddie Mac will receive credit for the $1.25 million in funds paid by Freddie Mac for TBW employee salaries during the transfer of TBW’s servicing portfolio following the termination of TBW’s status as a seller/servicer of our loans.

The proposed settlement also allows for our sale of TBW-related mortgage servicing rights, subject to a $185 million minimum net sales price, with a portion of the proceeds allocated to Sovereign Bank and Natixis Real Estate Capital Inc. as the parties that have asserted interests in the mortgage servicing rights. In addition, the proposed co-brokers of this sale will receive a total of 1% commission for the sale. Presently, it is contemplated that Navigant Capital Advisors, LLC and Milestone Advisors, LLC will act as co-brokers in this sale.

We continue to estimate our uncompensated loss exposure to TBW to be approximately $690 million, but our ultimate losses could exceed this estimate. This estimated exposure largely relates to outstanding repurchase claims which have already been adjusted in our financial statements to their net realizable value through our provision for loan losses. If the settlement is approved by the court, we will recognize the difference between amounts we would pay to TBW and other creditors and the liability recorded on our balance sheet as a gain. We expect this to result in a one time gain in income of less than $250 million. We also expect to incur losses on TBW loans in future periods related to future repurchase claims that would likely be uncollectible. The estimated exposure excludes potential claims by Ocala Funding, LLC, discussed below. Ocala is a wholly owned subsidiary of TBW.

The proposed settlement does not extend to any claims that may be made by Ocala or by other parties with which it did business. As previously disclosed, we understand that Ocala or its creditors may attempt to assert fraudulent transfer and possibly other claims totaling approximately $840 million against us related to funds that were allegedly transferred from Ocala to Freddie Mac custodial accounts. Ocala may also attempt to make claims against us asserting ownership of a large number of loans that we purchased from TBW.

The proposed settlement also does not extend to our right to pursue claims related to certain mortgage bankers bonds issued to TBW. As previously disclosed, such claims are the subject of pending litigation with certain underwriters at Lloyds, London and London Market Insurance Companies.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION (Freddie Mac)

June 24, 2011	By:	John R. Dye

Name: John R. Dye
Title: Senior Vice President — Principal Deputy General Counsel, Corporate Affairs